Arista Networks Appoints New CFO
Strengthened leadership reflects continued focus on innovation

SANTA CLARA, Calif.,--December 1, 2023—Arista Networks (NYSE:ANET), an industry leader in data-driven, client-to-cloud networking for large data center, campus and routing environments, today announced the appointment of Chantelle Breithaupt as the company’s CFO effective February 2024.

Breithaupt comes to Arista with over 25 years of global financial roles. She will be joining the leadership team, having served as senior vice president and CFO of Aspen Technology (NASDAQ: AZPN). Prior to that she had executive finance roles at Cisco Systems and across four GE businesses.

“I am excited to be joining Arista in this time of growth and transformation and look forward to working with the team as we continue to deliver customer value through cloud and AI networking innovations,” said incoming CFO Breithaupt.

Other developments include Andy Bechtolsheim, transitioning from the board and as an executive officer to become the chief architect for Arista Networks while Ken Duda, founder and CTO, will join the board. Hugh Holbrook, group vice president, software engineering, will take on the role of chief development officer (CDO).

“I warmly welcome Chantelle to the team as my new business partner in 2024 as we work to achieve Arista’s ambitious goals,” said Jayshree Ullal, chairperson and CEO for Arista Networks. “I will enjoy continuing to work with Andy, Ken and Hugh as visionaries taking Arista through its next phase of growth and opportunity.”

About Arista
Arista Networks is an industry leader in data-driven, client-to-cloud networking for large data center, campus and routing environments. Arista’s award-winning platforms deliver availability, agility, automation, analytics and security through an advanced network operating stack. For more information visit https://www.arista.com

ARISTA is among the registered and unregistered trademarks of Arista Networks, Inc. in jurisdictions worldwide. Other company names or product names may be trademarks of their respective owners. Additional information and resources can be found at www.arista.com. This press release contains forward-looking statements including, but not limited to, statements regarding the performance and capabilities of Arista’s products and services. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the forward looking statements, including rapid technological and market change, customer requirements and industry standards, as well as other risks stated in our filings with the SEC available on Arista’s website at www.arista.com and the SEC’s website at www.sec.gov. Arista disclaims any obligation to publicly update or revise any forward-looking statement to reflect events that occur or circumstances that exist after the date on which they were made.

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